Exhibit 5.1

December 15, 2004

Origen Financial, Inc.
27777 Franklin Road, Suite 1700
Southfield, MI 48034

Re:	Registration Statement on Form S-8

Gentlemen:

     We have acted as counsel to Origen Financial, Inc. (the “Company”), a Delaware corporation, in connection with the registration by the Company of up to 1,169,348 shares (the “Shares”) of Common Stock, $0.01 par value per share, to be issued and sold by the Company from time to time upon the exercise of options granted under the Origen Financial, Inc. 2003 Equity Incentive Plan, as described in the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (together with all amendments thereto, the “Registration Statement”). As your counsel in connection with this transaction, we have examined the proceedings proposed to be taken by the Company in connection with the sale and issuance of the Shares.

     We do not purport to be experts on or to express any opinion in this letter concerning any law other than the laws of the State of Michigan and the General Corporation Law of Delaware, and this opinion is qualified accordingly. This opinion is limited to matters expressly set forth in this letter, and no opinion is to be inferred or may be implied beyond the matters expressly so stated. In rendering the opinion contained in this letter, we have assumed without investigation that the information supplied to us by the Company is accurate and complete.

     Based upon and subject to the foregoing, it is our opinion that the Shares to be offered under the Registration Statement have been duly authorized, and upon the issuance and sale thereof in the manner referred to in the Registration Statement, will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement.

Very truly yours, JAFFE, RAITT, HEUER & WEISS Professional Corporation
/s/ JAFFE, RAITT, HEUER & WEISS